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                                                               EXHIBIT 10 (i)

VENABLE, BAETJER AND HOWARD
ATTORNEYS AT LAW
1800 MERCANTILE BANK & TRUST BUILDING
2 HOPKINS PLAZA
BALTIMORE, MARYLAND 21201

August 7, 1986

Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York 10022

Re: Cowen Income + Growth Fund, Inc.

Gentlemen:

We have acted as special Maryland counsel for Cowen Income + Growth Fund, Inc., a Maryland corporation (the "Company") in connection with the organization of the Company and the issuance of shares of its Common Stock, par value $.001 per share.

As Maryland counsel for the Company we have examined its Charter, its By-Laws, the Prospectus included in its registration Statement on Form N-2, substantially in the form which it is to become effective (the "Prospectus"), and have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as have deemed to be necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of the signatures on and the authenticity of all documents furnished to us.

Based on such examination, we are of the opinion that:

1. The Company is duly organized and validly existing as a corporation in good standing under the laws of State of Maryland.

2. The 10,000 shares of presently issued and outstanding Common Stock of the Company have been validly sued and are fully paid and nonassessable shares under the laws of the State of Maryland.

3. The balance of the shares of Common Stock of the Company to be offered for sale pursuant to the Prospectus are authorized and unissued shares and, when such shares have been duly sold, issued and paid for as contemplated in the Prospectus, such shares will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the

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Company under the laws of the State of Maryland.

This letter expresses our opinion as to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Maryland or to federal securities or other laws.

You may rely upon our foregoing opinion in rendering your opinion to the Company which is to be filed as an exhibit to the Registration Statement; and we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Venable, Baetjer and Howard
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